Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Empresa Nacional de Electricidad S.A. (Endesa Chile) on Form F-4 of our report dated January 17, 2003 (relating to the financial statements of Endesa Colombia S.A. and Subsidiaries as of and for the year ended December 31, 2002 not presented separately), appearing in the Annual Report on Form 20-F of Endesa Chile for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE COLOMBIA LTDA

Bogota, Colombia

July 30, 2003